EXHIBIT 11

                            THERMO CARDIOSYSTEMS INC.




                        Computation of Earnings per Share


                                                      Three Months Ended
                                                -----------------------------
                                                April 1, 1995   April 2, 1994
                                                -------------   -------------
   Computation of Primary Earnings per Share:

   Net Income (a)                                $ 1,152,000      $   302,000
                                                 -----------      -----------
   Shares:
     Weighted average shares outstanding          22,853,606       22,701,470

     Add: Shares issuable from assumed
          conversion of subordinated
          convertible debentures                   1,517,939        1,517,939

          Shares issuable from assumed
          exercise of options (as determined
          by the application of the treasury
          stock method)                              302,379          313,089
                                                 -----------      -----------
     Weighted average shares outstanding,
       as adjusted (b)                            24,673,924       24,532,498
                                                 -----------      -----------

   Primary Earnings per Share (a) / (b)          $       .05      $       .01
                                                 ===========      ===========